Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of our report dated July 30, 2025 relating to the consolidated financial statements of Transten Global Group Limited as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Guangzhou, China

September 30, 2025

GUANGZHOU OFFICE Ste.1601 ● CTF Finance Center ● 6 Pearl River East Rd. ● Pearl River New Town ● Tianhe Dist. ● Guangzhou ● 510623

Phone 8620.3877.0819 ● Fax 8620.8072.0039 ● www.marcumasia.com